Exhibit 10.1

Irrevocable undertaking

To:         H.B. Fuller Company (H.B. Fuller)

1200 Willow Lake Boulevard, St. Paul, MN. USA; and

H.B. Fuller Medical Adhesive Technologies Inc. (Bidco)

1200 Willow Lake Boulevard, St. Paul, MN. USA

25 June 2026

Offer for Advanced Medical Solutions Group plc (AMS)

I understand that Bidco intends to announce a firm intention to make an offer for the entire issued and to be issued share capital of AMS substantially on the terms and subject to the conditions set out in the draft of the Announcement attached at Appendix 1 to this undertaking and/or such other terms and conditions as required by (i) any applicable law or regulation; and (ii) the Code.

I understand that the Acquisition is expected to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Act but that Bidco reserves the right, in the circumstances set out in the Announcement (including with the consent of the Panel and in accordance with the Co-operation Agreement), to implement the Acquisition by way of a contractual takeover offer for the purposes of section 974 of the Act. Unless otherwise defined in this undertaking or unless the context requires otherwise, capitalised terms have the meanings respectively given to them in the Announcement. References to paragraphs are to paragraphs in this undertaking.

This undertaking sets out the terms and conditions on which I will vote in favour of the Scheme and is given by me in my capacity as a shareholder in AMS and not in my capacity as a director of AMS.

Warranties and undertakings

I represent, warrant and undertake to you that:

I am the registered holder and/or beneficial owner of (or am otherwise able to control the exercise of all rights (including voting rights) attaching to, including the ability to procure the transfer (free from Encumbrances) of) the AMS Shares set out in the first table in Appendix 2 to this undertaking and, where stated in the second column of that table, I am the legal owner of the relevant Shares and I hold those Shares free from any Encumbrances which are inconsistent with the terms of this undertaking;

other than as set out in Appendix 2 to this undertaking, I do not have any interest (as defined in the Code) in any securities of AMS, or any rights to subscribe for, purchase or otherwise acquire any such securities, or any short positions (within the meaning of the Code) in any such securities;

I have (and will at all relevant times continue to have) full power and authority to enter into this undertaking and to perform the obligations under it in accordance with their terms;

Exhibit 10.1

I will not, and will take all steps in my power to procure that any registered holder of the Shares (if different) will not, prior to the earlier of (i) the court order sanctioning the Scheme being filed with the Registrar of Companies (if the Acquisition proceeds by way of the Scheme) or the Offer becomes unconditional, lapses or is withdrawn (if the Acquisition proceeds by way of the Offer) or (ii) this undertaking lapsing, terminating or ceasing to have effect, and subject to my legal and fiduciary duties as a director of AMS and my obligations under the Code, except pursuant to the Acquisition or with the prior written consent of Bidco:

sell, transfer, charge, pledge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, pledge, encumbrance, granting of any option over or other disposal of any interest in, the Shares;

accept or agree to accept, in respect of all or any of the Shares, any offer or other transaction made in competition with, or which might otherwise frustrate, impede or delay, the Acquisition;

convene any meeting of the members of AMS in my capacity as a shareholder, nor exercise or permit the exercise of the voting rights attaching to the Shares, in any manner which would or would reasonably be expected to frustrate the Acquisition or prevent the Acquisition from completing;

vote in favour of or otherwise consent to any matter for the purposes of Rule 21 of the Code;

(other than in connection with the Acquisition) enter into any agreement or arrangement, incur any obligation (other than any obligation imposed by law) or give any indication of intent:

to do any of the acts referred to in paragraphs 1.1(d)(i) to (iv) and 1.1(d)(vi);

which in relation to the Shares would or would reasonably be expected to restrict or impede me accepting the Offer or voting in favour of the Scheme, or which would otherwise preclude me from complying with any obligations in this undertaking, and, for the avoidance of doubt, references in this paragraph 1.1(d) to any agreement, arrangement, obligation or indication of intent include any agreement, arrangement, obligation or indication of intent whether or not legally binding or subject to any condition or which is to take effect upon or following the lapsing of the Acquisition, the ceasing of this undertaking to be binding or any other event; or

(other than pursuant to the AMS Share Plans) acquire any interest, or otherwise deal or undertake any dealing, in relevant securities of AMS unless the Panel determines, and confirms to Bidco, that, in respect of such acquisition or dealing, I am not acting in concert with Bidco pursuant to Note 9 on the definition of "acting in concert" set out in the Code; and

I will take any action (or refrain from taking any action) not otherwise contemplated by this undertaking and which is reasonably requested by Bidco to give effect to the obligations in this undertaking.

Subject to paragraph 5, I hereby irrevocably and unconditionally undertake that I will accept any proposal made by Bidco to holders of options granted over and awards issued in respect of AMS Shares in compliance with Rule 15 of the Code in respect of all such options and awards held by me or on my behalf not later than seven days after Bidco posts such proposals, or, if later, within seven days after any further grant or issue.

Exhibit 10.1

Undertaking to vote in favour of the Scheme

I hereby irrevocably and unconditionally undertake that if Bidco elects to implement the Acquisition by way of the Scheme, I will and, where applicable, I will take all steps in my power to procure that any registered holder (if different) will, in respect of all of my Shares:

without prejudice to my right to attend and vote in person, return or procure the return of the signed forms of proxy (whether on a show of hands or via a poll) in accordance with the procedure set out in the formal document containing details of the Scheme (the Scheme Document) in favour of the Special Resolution at the General Meeting, and the Scheme at the Court Meeting, and any matter ancillary thereto, within seven days after posting of the Scheme Document or, if later, within seven days after acquiring the Shares (including, without limitation, to approve the Scheme and amend AMS's articles of association);

vote in person or by proxy (whether on a show of hands or via a poll) against any resolution at the General Meeting or the Court Meeting which might reasonably be expected to (i) result in a condition of the Acquisition not being fulfilled; or (ii) impede or frustrate the Acquisition (which will include any resolution to approve an alternative scheme of arrangement, merger or acquisition of any shares in AMS by a third party) or which would otherwise impact adversely on the success of the Acquisition; and

not amend, revoke or withdraw the terms of any proxy executed or returned in accordance with this paragraph 2, either in writing or by attendance at the Court Meeting or the General Meeting or otherwise, and without prejudice to the foregoing, for the purpose of voting on any resolution referred to in this paragraph 2, I will, or (where applicable) will procure that the registered holder will, if required by Bidco, execute any form of proxy appointing any person nominated by Bidco to attend and vote on my behalf at the General Meeting or the Court Meeting.

I further agree that Bidco will acquire any Shares it acquires under the Scheme with full title guarantee and free from any Encumbrance of any nature whatsoever and together with all rights of any nature attaching to those Shares, including the right to all dividends declared or paid after the date of this undertaking (save as otherwise set out in the Announcement).

Undertaking to accept an Offer

I hereby irrevocably and unconditionally undertake that if Bidco elects to implement the Acquisition by way of the Offer, I will and, where applicable, I will take all steps in my power to procure that any registered holder will, in respect of all of my Shares at the relevant time:

accept the Offer in respect of the Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (the Offer Document) as soon as reasonably practicable and in any event no later than seven days after Bidco posts the Offer Document to AMS shareholders or, if later, no later than seven days after me or my nominee becoming the registered holder of any Shares; and

notwithstanding the provisions of the Code or any terms of the Offer regarding withdrawal, not withdraw such acceptance,

Exhibit 10.1

and I further agree that, if the Offer becomes or is declared unconditional, Bidco will acquire any Shares it acquires under the Offer with full title guarantee and free from any Encumbrance of any nature whatsoever and together with all rights of any nature attaching to those Shares, including the right to all dividends declared or paid after the date of this undertaking (save as otherwise set out in the Announcement).

Voting rights

From the time of publication of the Announcement until the earlier of the date on which (a) this undertaking lapses or terminates in accordance with paragraph 5, (b) the Offer closes, lapses or is withdrawn or the Scheme becomes effective and (c) the Shares are registered in the name of Bidco or its nominee(s),

I will exercise or take all steps in my power to procure the exercise of the voting rights attached to the Shares, on any resolution at any meeting of AMS shareholders (including any adjournment thereof) the passing of which is required to implement the Acquisition, only in a manner which is consistent (as determined by Bidco) with this undertaking;

I will exercise or take all steps in my power to procure the exercise of the voting rights attached to the Shares against any resolution at any meeting of AMS shareholders (including any adjournment thereof) which might reasonably be expected to (i) result in a condition of the Acquisition not being fulfilled or (ii) impede or frustrate the Acquisition, in each case unless I am unable to take any such steps by operation of law or any ruling of the Panel.

Lapse of undertaking

Subject to paragraph 5.2, this undertaking will lapse and all obligations on me will cease to have effect to the extent not already undertaken and without prejudice to any liability for antecedent breach if:

the Announcement is not published on or before 25 June 2026 (or such later time and date as may be agreed in writing between Bidco and AMS);

the Scheme Document or the Offer Document (as the case may be) has not been sent to AMS shareholders within 28 days after the publication of the Announcement (or such longer period as the Panel may agree);

the Scheme is not approved at the Court Meeting or the Special Resolution is not passed at the General Meeting;

Bidco announces, with the consent of the Panel, that it does not intend to proceed with the Acquisition and no new, revised or replacement acquisition (to which this undertaking applies) is announced in accordance with Rule 2.7 of the Code at the same time;

the Offer or Scheme lapses or is withdrawn and no new, revised or replacement acquisition (to which this undertaking applies) is announced in accordance with Rule 2.7 of the Code at the same time;

any offer for AMS by a third party becomes or is declared unconditional (if being implemented by way of a takeover offer) or becomes effective (if being implemented by way of a scheme of arrangement); or

Exhibit 10.1

the Scheme does not become effective in accordance with its terms or the Offer has not become or been declared unconditional in accordance with the requirements of the Code (as the case may be) by the Long-Stop Date.

Subject to this paragraph 5, this undertaking shall terminate and all obligations on me will cease to have effect on the date on which the Scheme becomes effective in accordance with its terms (if the Acquisition is implemented by way of the Scheme) or the Offer becomes or is declared unconditional (if the Acquisition is implemented by way of the Offer).

If this undertaking lapses, no party will have any claim against any other party save in respect of any prior breach.

General

The definitions in Appendix 3 to this undertaking apply throughout this undertaking unless the context requires otherwise.

Nothing in this undertaking obliges Bidco to proceed with the Acquisition.

I accept, acknowledge and confirm that I have been given adequate opportunity to consider whether or not to enter into this undertaking and to obtain independent advice accordingly.

I understand that the information provided to me in relation to the Acquisition is given in confidence and must be kept confidential until the Announcement is published or the information has otherwise been made public. Before this time, to the extent that any of the information is inside information for the purposes of the Criminal Justice Act 1993 or the Market Abuse Regulation (EU) No. 596/2014 (as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended), I will comply with the applicable restrictions on dealing in securities and disclosing inside information.

Prior to this undertaking being published as referred to in paragraph 6.6(c) below, I agree not to disclose to any third party (other than my and/or AMS’s professional advisers and any other director(s) of AMS) the existence or subject matter of this undertaking or of any of the arrangements or proposed arrangements to which it relates unless such disclosure is required by law, the Panel and/or the Code, the London Stock Exchange, the Financial Conduct Authority or pursuant to any other legal or regulatory requirement in which case, to the extent permitted by law and/or any relevant regulatory or other requirement, I will only make such disclosure following consultation with Bidco.

In my capacity solely as a shareholder of AMS, I consent to:

this undertaking being disclosed to the Panel;

references to me and particulars of this undertaking and my interests being included in the Announcement and the Offer Document or Scheme Document as applicable, and any other announcement made, or related or ancillary document issued, by or on behalf of Bidco and/or AMS in connection with the Acquisition; and

this undertaking being published as required by the Code and any other applicable law or regulation.

Exhibit 10.1

Nothing in this undertaking shall constitute an obligation on me to take any action which is not permitted by the Code, including Rule 21.2 of the Code. Each of you recognises that, in my capacity as a director of AMS, I owe fiduciary duties to AMS and I have duties under the Code (together the Legal Duties) and, accordingly, nothing in this undertaking will require or oblige me to do or refrain from doing any act or thing which would have the effect of contravening any of the Legal Duties or which is otherwise done or not done in my capacity as a director of AMS.

This undertaking will be binding on my estate and personal representatives.

I recognise and acknowledge that if I should fail to comply with my obligations in this undertaking, damages may not be an adequate remedy and that Bidco shall be entitled to remedies of injunction, specific performance and other equitable relief and that no proof of special damages shall be necessary for the enforcement of this undertaking.

Any time, date or period mentioned in this undertaking may be extended by mutual agreement (and with the consent of the Panel, where required) but as regards any time, date or period originally fixed or extended, time is of the essence.

No variation of this undertaking will be effective except by mutual agreement in writing signed by all parties.

Unless and to the extent otherwise specified, the undertakings, agreements, warranties, confirmations, consents and waivers set out in this undertaking are unconditional and irrevocable.

No party may assign or purport to assign any of its rights or benefits under this undertaking.

Power of attorney

In order to secure the performance of my obligations under this undertaking, I irrevocably appoint, severally, Bidco and any director of Bidco as my attorney to execute and deliver the form of proxy or the form of acceptance and to sign, execute and deliver all other documents and do all such other acts and things as may be necessary for, or incidental to, the performance of my obligations under this undertaking on my behalf provided that such appointment shall only take effect in the event of my failure to comply with any provision of this undertaking within the specified period and then only to the extent necessary to comply with such provision and I irrevocably undertake to ratify such act in accordance with the terms of this power of attorney if called upon to do so.

Governing law and jurisdiction

This undertaking (and any dispute, controversy, proceedings of whatever nature arising out of or in any way relating to this undertaking or its formation or claim or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with English law and I submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

Third party rights

A person who is not a party to this undertaking shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

IN WITNESS whereof this undertaking has been executed and delivered as a deed on the date first above written.

Exhibit 10.1

Signed and delivered as a deed by [Name] in the presence of: Signature of witness: Name: Address:	) ) )

Exhibit 10.1

Appendix 1

Announcement

Exhibit 10.1

Appendix 2

Existing AMS Shares

The following represent my current holdings in AMS.

No. of AMS Shares	Registered owner*	Beneficial owner*

* Where more than one, indicate number of shares attributable to each.

Options/awards over AMS Shares

The following represent my current options/awards over AMS Shares.

No. of AMS Shares under option or award	AMS Share Plan	Vesting/exercise period	Exercise price

Exhibit 10.1

Appendix 3

Interpretation

In this undertaking, a reference to:

Act means the Companies Act 2006 as amended from time to time;

Acquisition means the proposed acquisition on the terms set out in the Announcement by or on behalf of Bidco for the entire issued and to be issued ordinary share capital of AMS, howsoever structured;

AMS Shares means ordinary shares of 5 pence each in the capital of AMS;

AMS Share Plans means:

the AMS Deferred Bonus Plan 2014;

the AMS Long Term Incentive Plan 2014;

the AMS 2009 Executive Share Option Scheme;

the AMS Share Option Plan 2019;

the AMS 2010 Company Share Option Plan;

the AMS 2006 Share Incentive Plan; and

the AMS 2006 Employee Share Purchase Plan;

Announcement means the firm intention announcement to be published pursuant to Rule 2.7 of the Code in substantially the form attached in Appendix 1 to this undertaking;

Co-operation Agreement has the meaning given to it in the Announcement;

Code means the City Code on Takeovers and Mergers;

Encumbrance means a lien, charge, pledge, option, equity, encumbrance, right of pre-emption or any other third party right howsoever arising;

Long-Stop Date has the meaning given to it in the Announcement;

Offer means the Acquisition implemented by contractual takeover offer for the purposes of section 974 of the Act and in accordance with English law and the Co-operation Agreement;

Panel means the Panel on Takeovers and Mergers;

Scheme means the Acquisition implemented by scheme of arrangement pursuant to Part 26 of the Act and in accordance with the Co-operation Agreement; and

Shares means the AMS Shares, the details of which are set out in the first table in Appendix 2 to this undertaking, any AMS Shares attributable to or derived from such shares and any interests in AMS Shares (as defined in the Code) issued or unconditionally allotted to, or acquired by or on behalf of, myself or my nominee(s) after the date of this undertaking; and

Special Resolution has the meaning given to it in the Announcement.

References to times are to London time.